Axos Financial, Inc. Reports Record Fiscal Second Quarter 2021 Results
Diluted Earnings Per Share in Second Quarter 2021 up 35.8% Year-Over-Year

SAN DIEGO, CA – (BUSINESS WIRE) – January 28, 2021 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced financial results for the second fiscal quarter ended December 31, 2020. Net income was $54.8 million, an increase of 32.7% from $41.3 million for the quarter ended December 31, 2019. Earnings attributable to Axos’ common stockholders were $54.7 million or $0.91 per diluted share for the second quarter of fiscal 2021, an increase of 32.6% from $41.2 million or $0.67 per diluted share for the second quarter ended December 31, 2019.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which excludes non-cash amortization expenses and non-recurring costs related to mergers and acquisitions, and other non-recurring costs increased 31.7% to $56.6 million and increased 36.2% to $0.94, respectively, for the quarter ended December 31, 2020 compared to $42.9 million and $0.69, respectively, for the quarter ended December 31, 2019.
Second Quarter Fiscal 2021 Financial Summary:

	Three Months Ended December 31
(Dollars in thousands, except per share data)	Q2 Fiscal 2021	Q2 Fiscal 2020	% Change
Net interest income	$134,092	$108,420	23.7%
Non-interest income	$28,718	$21,207	35.4%
Net income	$54,785	$41,295	32.7%
Adjusted earnings (Non-GAAP)[1]	$56,566	$42,949	31.7%
Net income attributable to common stockholders	$54,672	$41,217	32.6%
Diluted EPS	$0.91	$0.67	35.8%
Adjusted EPS (Non-GAAP)[1]	$0.94	$0.69	36.2%
[1] See “Use of Non-GAAP Financial Measures”

For the six months ended December 31, 2020, net income was a record $107.8 million, an increase of 31.3% over net income of $82.1 million for the six months ended December 31, 2019. Earnings attributable to Axos’ common stockholders were $107.6 million or $1.79 per diluted share for the six months ended December 31, 2020, an increase of 31.4% from $81.9 million or $1.32 per diluted share for the six months ended December 31, 2019. Record earnings for the fiscal second quarter and for the six months ended December 31, 2020 were primarily the result of growth in the Bank’s loan and lease portfolio, exceptional performance in mortgage banking and lower deposit rates paid.

“We achieved record second quarter earnings, despite maintaining a conservative level of loan loss reserves,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Net interest income and non-interest income increased by more than 20% year-over-year as a result of solid loan growth and mortgage banking fees, as well as strong net interest margin expansion. With a diverse set of lending and fee-based businesses, we feel good about our ability to generate good risk-adjusted returns for our shareholders.”

Other Highlights
•Total assets grew to $14.4 billion, up $2.1 billion or 17.3% compared to December 31, 2019
•Loan and lease portfolio grew by $1.5 billion or 14.5% compared to December 31, 2019
•Net interest income increased 5.3% linked quarter and 23.7% year-over-year to $134.1 million
•Net interest margin increased 7 basis points to 3.94% in the three months ended December 31, 2020 compared to 3.87% in the three months ended December 31, 2019; net interest margin for the banking business segment increased 17 basis points to 4.11% in the three months ended December 31, 2020 compared to 3.94% in the three months ended December 31, 2019
•Efficiency ratio for the banking business segment was 40.45% in the three months ended December 31, 2020 compared to 43.81% in the three months ended December 31, 2019
•Net annualized charge-offs to average loans and leases of 16 basis points compared to 17 basis points in the December 31, 2019 period
•No loans were in forbearance or deferral at December 31, 2020
•Return on average common stockholders’ equity was 17.30% for the three months ended December 31, 2020
•Book value increased to $21.79 per share, up 15.7% from December 31, 2019
•Repurchased approximately $4.0 million of common stock at an average price of $23.43 per share in the three months ended December 31, 2020
Second Quarter Fiscal 2021 Income Statement Summary
During the quarter ended December 31, 2020, Axos earned $54.7 million or $0.91 per diluted share compared to $41.2 million, or $0.67 per diluted share for the quarter ended December 31, 2019. Net interest income increased $25.7 million or 23.7% for the quarter ended December 31, 2020 compared to December 31, 2019, primarily due to $2.4 billion growth in average-earning assets and a reduction in rates paid on interest-bearing demand and savings deposits due to decreases in prevailing deposits rates across the industry.
The provision for credit losses was $8.0 million for the quarter ended December 31, 2020 compared to $4.5 million for the quarter ended December 31, 2019. The increase in the provision was mainly attributable to loan growth, changes in loan mix and a change in the methodology of determining the provision for credit loss from the historical incurred loss model to a current expected loss model based upon the life of the loan.
For the second quarter ended December 31, 2020, non-interest income was $28.7 million compared to $21.2 million for the three months ended December 31, 2019. The $7.5 million increase was mainly the result of an $8.4 million increase in mortgage banking income, a $0.7 million increase in broker dealer fees and a $0.5 million increase in banking and service fees, partially offset by a decrease of $1.8 million in gain in sale - other, as certain sales of Emerald Advance loans to H&R Block in the three months ended December 31, 2019 did not recur in the three months ended December 31, 2020, and a decrease of $0.4 million in prepayment penalty fee income.
Non-interest expense increased $9.3 million to $76.3 million for the three months ended December 31, 2020 compared to $67.0 million for the three months ended December 31, 2019. The increase was mainly the result of a $4.2 million increase to salary and payroll costs due to growth in Bank staffing, a $2.5 million increase in professional services, a $2.3 million increase in data processing to support operational growth, and a $1.7 million increase in FDIC and regulatory fees, partially offset by a decrease of $1.5 million to general and administrative expense.
Balance Sheet Summary
Axos’ total assets increased $541.4 million, or 3.9%, to $14.4 billion, at December 31, 2020, up from $13.9 billion at June 30, 2020. The increase in total assets was primarily due to an increase of $978.2 million in net loans and leases held for investment, partially offset by a decrease in cash and cash equivalents of $507.3 million. Total liabilities increased $484.7 million, primarily from increased borrowings of $182.7 million, an increase in customer, broker-dealer and clearing payables of $127.9 million, growth in deposits of $126.4 million, and an increase of $106.2 million in securities loaned, partially offset by a decrease of $60.0 million in advances from the FHLB.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.08% at December 31, 2020. At December 31, 2019, the Bank’s Tier 1 core capital to adjusted average assets ratio was 9.16%.

Conference Call
A conference call and webcast will be held on Thursday, January 28, 2021 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until February 28, 2021, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13714588.
About Axos Financial, Inc. and Subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (the “Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns its subsidiary Axos Securities, LLC, which wholly owns subsidiaries Axos Clearing, LLC, a clearing broker dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest LLC, an introducing broker dealer. With approximately $14.4 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the KBW Nasdaq Financial Technology Index, and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.
Segment Reporting
The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.
The following tables present the operating results of the segments:

	Three Months Ended December 31, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$132,166	$4,260	$(2,334)	$134,092
Provision for credit losses	8,000	—	—	8,000
Non-interest income	22,295	6,572	(149)	28,718
Non-interest expense	62,474	11,312	2,511	76,297
Income before taxes	$83,987	$(480)	$(4,994)	$78,513

	Three Months Ended December 31, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$105,340	$4,037	$(957)	$108,420
Provision for credit losses	4,500	—	—	4,500
Non-interest income	16,225	6,284	(1,302)	21,207
Non-interest expense	53,253	10,455	3,257	66,965
Income before taxes	$63,812	$(134)	$(5,516)	$58,162

	Six Months Ended December 31, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$255,174	$9,154	$(2,909)	$261,419
Provision for credit losses	19,800	—	—	19,800
Non-interest income	52,507	12,356	(290)	64,573
Non-interest expense	123,691	22,664	5,488	151,843
Income before taxes	$164,190	$(1,154)	$(8,687)	$154,349

	Six Months Ended December 31, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$204,812	$9,183	$(2,272)	$211,723
Provision for credit losses	7,200	—	—	7,200
Non-interest income	32,015	12,685	(1,957)	42,743
Non-interest expense	103,886	21,519	7,027	132,432
Income before taxes	$125,741	$349	$(11,256)	$114,834

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.

We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related costs and other costs (unusual or non-recurring charges), as adjusted earnings, a non-GAAP financial measure. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. We believe excluding the non-recurring acquisition related costs and other (unusual or non-recurring) costs provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest compatible GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Net income	$54,785	$41,295	$107,807	$82,081
Acquisition-related costs	2,552	2,330	5,154	3,977
Income taxes	(771)	(676)	(1,554)	(1,134)
Adjusted earnings (Non-GAAP)	$56,566	$42,949	$111,407	$84,924
Adjusted EPS (Non-GAAP)	$0.94	$0.69	$1.85	$1.37

We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value per common share (Non-GAAP) as of the dates indicated:

	December 31,
(Dollars in thousands, except per share amounts)	2020	2019
Total stockholders’ equity	$1,287,482	$1,160,752
Less: preferred stock	—	5,063
Common stockholders’ equity	1,287,482	1,155,689
Less: mortgage servicing rights, carried at fair value	14,314	11,262
Less: goodwill and other intangible assets	120,644	130,534
Tangible common stockholders’ equity (Non-GAAP)	$1,152,524	$1,013,893
Common shares outstanding at end of period	59,072,822	61,338,386
Tangible book value per common share (Non-GAAP)	$19.51	$16.53

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises and the anticipated timing and financial performance of other offerings, initiatives, and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation uncertainties surrounding the severity, duration, and effects of the COVID-19 pandemic, Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate, risks associated with credit quality, the outcome and effects of pending class action litigation filed against the Company and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	December 31, 2020	June 30, 2020	December 31, 2019
Selected Balance Sheet Data:
Total assets	$14,393,267	$13,851,900	$12,269,288
Loans and leases—net of allowance for credit losses	11,609,584	10,631,349	10,141,397
Loans held for sale, carried at fair value	64,287	51,995	36,092
Loans held for sale, lower of cost or fair value	13,769	44,565	3,430
Allowance for credit losses - loans	136,393	75,807	59,514
Securities—trading	362	105	1,740
Securities—available-for-sale	209,828	187,627	208,026
Securities borrowed	317,571	222,368	168,114
Customer, broker-dealer and clearing receivables	264,572	220,266	244,379
Total deposits	11,463,136	11,336,694	10,114,340
Advances from the FHLB	182,500	242,500	257,500
Borrowings, subordinated notes and debentures	418,480	235,789	62,233
Securities loaned	362,170	255,945	206,199
Customer, broker-dealer and clearing payables	475,473	347,614	305,669
Total stockholders’ equity	1,287,482	1,230,846	1,160,752

Capital Ratios:
Equity to assets at end of period	8.95%	8.89%	9.46%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	8.68%	8.97%	8.88%
Common equity tier 1 capital (to risk-weighted assets)	10.85%	11.22%	11.29%
Tier 1 capital (to risk-weighted assets)	10.85%	11.27%	11.35%
Total capital (to risk-weighted assets)	13.88%	12.64%	12.65%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.08%	9.25%	9.16%
Common equity tier 1 capital (to risk-weighted assets)	11.45%	11.79%	11.55%
Tier 1 capital (to risk-weighted assets)	11.45%	11.79%	11.55%
Total capital (to risk-weighted assets)	12.44%	12.62%	12.25%
Axos Clearing, LLC:
Net capital	$34,417	$34,022	$31,917
Excess capital	$28,941	$29,450	$27,056
Net capital as a percentage of aggregate debit items	12.57%	14.88%	13.13%
Net capital in excess of 5% aggregate debit items	$20,726	$22,593	$19,765

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Selected Income Statement Data:
Interest and dividend income	$155,379	$147,288	$305,268	$293,633
Interest expense	21,287	38,868	43,849	81,910
Net interest income	134,092	108,420	261,419	211,723
Provision for credit losses	8,000	4,500	19,800	7,200
Net interest income after provision for credit losses	126,092	103,920	241,619	204,523
Non-interest income	28,718	21,207	64,573	42,743
Non-interest expense	76,297	66,965	151,843	132,432
Income before income tax expense	78,513	58,162	154,349	114,834
Income tax expense	23,728	16,867	46,542	32,753
Net income	$54,785	$41,295	$107,807	$82,081
Net income attributable to common stock	$54,672	$41,217	$107,617	$81,926

Per Common Share Data:
Net income:
Basic	$0.93	$0.67	$1.82	$1.34
Diluted	$0.91	$0.67	$1.79	$1.32
Adjusted earnings (Non-GAAP)	$0.94	$0.69	$1.85	$1.37
Book value	$21.79	$18.84	$21.79	$18.84
Tangible book value (Non-GAAP)	$19.51	$16.53	$19.51	$16.53

Weighted average number of common shares outstanding:
Basic	59,049,697	61,315,590	59,278,672	61,281,127
Diluted	60,040,723	61,938,988	60,196,516	61,900,633
Common shares outstanding at end of period	59,072,822	61,338,386	59,072,822	61,338,386
Common shares issued at end of period	67,668,664	66,915,478	67,668,664	66,915,478

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,909,978	$1,435,152	$3,240,790	$2,896,918
Loan originations for sale	$490,261	$666,192	$931,065	$994,004
Return on average assets	1.57%	1.42%	1.56%	1.43%
Return on average common stockholders’ equity	17.30%	14.35%	17.21%	14.57%
Interest rate spread[1]	3.71%	3.37%	3.67%	3.35%
Net interest margin[2]	3.94%	3.87%	3.89%	3.81%
Net interest margin[2] – Banking Business Segment only	4.11%	3.94%	4.01%	3.89%
Efficiency ratio[3]	46.86%	51.66%	46.58%	52.04%
Efficiency ratio[3] – Banking Business Segment only	40.45%	43.81%	40.20%	43.87%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.16%	0.17%	0.12%	0.10%
Non-performing loans to total loans	1.44%	0.52%	1.44%	0.52%
Non-performing assets to total assets	1.22%	0.49%	1.22%	0.49%
Allowance for credit losses to total loans and leases held for investment at end of period	1.16%	0.58%	1.16%	0.58%
Allowance for credit losses to non-performing loans	80.58%	112.85%	80.58%	112.85%

1.    Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2.    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3 Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.